UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

FOR IMMEDIATE RELEASE

Entrust Announces Expiration of Hart-Scott-Rodino Waiting Period

DALLAS — May 27, 2009 — Entrust, Inc. [NASDAQ: ENTU], today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, in connection with the proposed acquisition of Entrust, Inc., by HAC Holdings, Inc., an entity controlled by a private equity fund associated with Thoma Bravo, LLC.

As previously announced on April 13, 2009, Entrust entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Entrust, HAC Holdings, Inc., a Delaware corporation (“Newco”), and Helen Acquisition Corporation, a Maryland corporation, and a wholly owned subsidiary of Newco (“Merger Sub”).

Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Entrust, and as a result Entrust will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Entrust, other than shares owned by Entrust, Newco or Merger Sub, will be canceled and extinguished and automatically converted into the right to receive $1.85 in cash, without interest.

The expiration of the waiting period satisfies one of the conditions to the closing of the Merger. Completion of the Merger remains subject to approval of the Company’s stockholders and the satisfaction or waiver of the other closing conditions.

About Entrust

Entrust [NASDAQ: ENTU] provides trusted solutions that secure digital identities and information for enterprises and governments in 2,000 organizations spanning 60 countries. Offering trusted security for less, Entrust solutions represent the right balance between affordability, expertise and service. These include SSL, strong authentication, fraud detection, digital certificates and PKI. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation is included in the proxy statement relating to the proposed transaction. Each of these documents is, or will be, available free of charge at the SEC’s Web site at www.sec.gov and from Entrust Investor Relations at www.entrust.com/investor.

For more information:

Investor Relations:

David E. Rockvam

Chief Marketing Officer & IR

972-728-0424

david.rockvam@entrust.com

Media:

David J. Chamberlin

Media Relations

214-669-7299

david.chamberlin@mslworldwide.com